Exhibit 23.2

Accountants’ Consent

The Board of Directors

Marco Community Bancorp, Inc.

Marco Island, Florida:

We consent to the use of our report dated January 30, 2004, relating to the consolidated balance sheet as of December 31, 2003 and the related consolidated statement of earnings, stockholders’ equity and cash flows for the period from January 28, 2003 (date of incorporation) to December 31, 2003, and to the use of our name under the caption of “Experts,” in the Registration Statement on Form SB-2 of Marco Community Bancorp, Inc.

/s/ HACKER, JOHNSON & SMITH, P.A.
HACKER, JOHNSON & SMITH, P.A. Orlando, Florida July 29, 2004